Exhibit 99.1

Contacts:
Investor Relations                                                                                                Trade Relations
Kathleen Makrakis                                                                                                Betty LaBaugh
Director of Investor Relations                                                                             Public Relations Manager
203-485-7534, ext. 1432                                                                                          603-594-8585,   ext. 3441
kmakrakis@presstek.com                                                                                   blabaugh@presstek.com

Presstek Resolves Legal Disputes
Settles Three Actions; Distributor Agrees to Cease Selling VIM Products

HUDSON, N.H., May 28, 2008 -- Presstek, Inc. (NASDAQ: PRST) today announced it has reached settlements that have resolved three long-standing legal disputes.  In addition, the company has reached a settlement with one major distributor in the company’s patent and trademark infringement action against VIM Technologies, Ltd. and others in the International Trade Commission.

In 2005, Presstek filed an action against Creo Inc. and Creo Americas Inc.(“Creo”), in the United States District Court for the District of New Hampshire for patent infringement.  In this action, Presstek alleged that Creo has distributed a product that violates a Presstek U.S. patent.  Creo was subsequently acquired by Eastman Kodak Company.  The company and Creo have settled this lawsuit.  The terms of the settlement were not disclosed.

In 2003, Presstek filed an action against Fuji Photo Film Corporation, Ltd. (“Fuji”), in the District Court of Mannheim, Germany for patent infringement.  In this action, Presstek alleged that Fuji has manufactured and distributed a product that violates a Presstek European patent registered with the German Patent and Trademark Office.  The company and Fuji have settled this lawsuit.  The terms of the settlement were not disclosed.

In 2005 Reda National Company (“Reda”) initiated an arbitration proceeding in the International Centre for Dispute Resolution claiming that the Company had breached a distributor agreement relating to the Middle East.  Reda claimed damages of $9.7 million.  The Arbitrator found in favor of Reda and determined that the company was liable to pay approximately $0.8 million in damages.  Reda appealed this award.  The company has settled this claim and agreed to pay Reda approximately $0.8 million in damages.

The company has previously provided adequate reserves, where applicable, for any required settlement payment.

In February 2008 the Company filed a Complaint with the International Trade Commission (“ITC”) against Israeli printing plate manufacturer VIM Technologies, Ltd. (“VIM”) and its manufacturing partner Hanita Coatings RCA, Ltd. for infringement of the Company’s patent and trademark rights.  Presstek also sued three major U.S. based distributors of VIM products: Ohio Graphco, Inc.; Guaranteed Service and Supplies, Inc.; and Recognition Systems, Inc.; as well as one major Canadian based distributor, AteCe Canada.  In March 2008 the ITC announced that it had initiated a formal investigation into Presstek’s allegations of infringement by VIM and the other respondents.

The Company announced that it has settled its infringement claims against one of VIM’s major U.S distributors, Ohio Graphco (“Graphco”).  Under the terms of the Consent Order, Graphco has agreed not to import or sell any of VIM’s printing plates that are the subject of the infringement claims.  Graphco has also agreed to cooperate in the ITC’s investigation and will not challenge the ITC’s conclusions.

In commenting on the resolution of these claims, James R. Van Horn, Presstek’s General Counsel and Secretary commented “We are pleased to put these significant legal matters in our rear-view mirror.  The resources committed to these prior disputes can now be re-directed to the execution of the company’s business strategy.  With respect to the infringement claims, the company will continue to vigorously protect and enforce its valuable intellectual property rights, and we will also seek reasonable business solutions to these claims as they present themselves.”

About Presstek
Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

DI is a registered trademark of Presstek, Inc.